EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-56042, 333-103281, 333-103276, 333-103279, 333-104434, 333-119910, 333-123026, 333-129036, and 333-131793; and Form S-3 Nos. 333-82726, 333-90994, 333-101120, 333-103820 and 333-114815) of ISTA Pharmaceuticals, Inc. of our reports dated March 1, 2006, with respect to the consolidated financial statements of ISTA Pharmaceuticals, Inc., ISTA Pharmaceuticals, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of ISTA Pharmaceuticals, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

San Diego, California

March 2, 2006